Exhibit 5.1

Our ref	JLH/663980-000005/28587496v3

BIT Mining Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

6 November 2024

Dear Sirs

BIT Mining Limited

We have acted as Cayman Islands legal advisers to BIT Mining Limited (the "Company") in connection with the Company’s registration statement on Form F-3 (333-258329), including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on 6 May 2022 under the U.S. Securities Act of 1933, as amended to date, and declared effective by the Commission on 17 May 2022, and the prospectus supplement dated 6 November 2024 (the "Prospectus Supplement") relating to the Company’s at-the-market offering (the "Offering") to issue and sell American depositary shares (the "ADSs") representing the Company's class A ordinary shares of par value US$0.00005 each (the "Shares") by the Company in accordance with the At the Market Offering Agreement dated 6 November 2024 (the "ATM Offering Agreement") entered into between the Company and H.C. Wainwright & Co., LLC.

We are furnishing this opinion as Exhibits 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Offering.

Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 20 April 2007 and the certificates of incorporation on change of name of the Company dated 9 May 2011, 9 October 2013 and 9 April 2021.

1.2	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 21 October 2013 and effective immediately upon the completion of the Company's initial public offering of the Shares represented by ADSs, and amended by special resolutions dated 30 December 2016 and 8 April 2021 (the "Memorandum and Articles").

1.3	The minutes (the "Minutes") of the meetings of the board of directors of the Company held on 5 April 2021 and 5 November 2024 (the "Meetings").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 6 November 2024, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	The ATM Offering Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

2.5	The issue of the Shares will be of commercial benefit to the Company.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the ADSs.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into (1) 1,599,935,000 Class A ordinary shares of par value US$0.00005 each, (2) 65,000 Class A preference shares of par value US$0.00005 each, and (3) 400,000,000 Class B ordinary shares of par value US$0.00005 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the ATM Offering Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation – Cayman Islands Taxation" in the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the ATM Offering Agreement.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Taxation" and "Legal Matters" and elsewhere in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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